Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074 and 333-125133,) of our report dated February 22, 2005,with respect to the financial statements of CyVera Corporation included in this Current Report (Form 8-K/A) of Illumina, Inc.

/s/ Ernst & Young LLP

San Diego, California
June 17, 2005